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SCHEDULE 14A
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Sesen Bio, Inc.
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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): April 7, 2021 SESEN BIO, INC. (Exact name of registrant as specified in its charter) Delaware 001-36296 26-2025616 (State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification No.) 245 First Street, Suite 1800 Cambridge, MA 02142 (Address of principal executive offices) (Zip Code) Registrant’s telephone number, including area code: (617) 444-8550 Not Applicable (Former name or former address, if changed since last report.) Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) ☐ Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12) ☐ Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d– 2(b)) ☐ Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e– 4(c)) Title of each class Trading Symbol(s) Name of each exchange on which registered Common Stock, par value $0.001 SESN The Nasdaq Stock Market LLC Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨

Item 8.01 – Other Events. On April 7, 2021, Sesen Bio, Inc. (the “Company”) issued a press release announcing that leading independent proxy advisory firms Institutional Shareholder Services, Inc. (ISS) and Glass, Lewis & Co., LLC have both recommended that the Company’s stockholders vote “FOR” the proposal to increase the number of authorized shares of common stock by 200 million which is on the ballot for the Company’s Annual Meeting of Stockholders on May 3, 2021. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference. Item 9.01 - Financial Statements and Exhibits. (d) Exhibits. Exhibit No. Description 99.1 Press Release dated April 7, 2021

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Date: April 7, 2021 Sesen Bio, Inc. By: /s/ Thomas R. Cannell, D.V.M. Thomas R. Cannell, D.V.M. President and Chief Executive Officer

Sesen Bio Announces Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend “FOR” Proposal to Increase Authorized Shares Strong balance sheet: Approximately $110 million in cash and cash equivalents as of March 31, 20211 Company remains on-track for potential product approvals in US in August 2021 and in Europe in early 2022 CAMBRIDGE, Mass., April 7, 2021 – Sesen Bio (Nasdaq: SESN), a late-stage clinical company developing targeted fusion protein therapeutics for the treatment of patients with cancer, today announced that leading independent proxy advisory firms Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have both recommended Sesen Bio’s (the “Company”) stockholders vote “FOR” the proposal to increase the number of authorized shares of common stock by 200 million (“Proposal 2”) which is on the ballot for the Company’s Annual Meeting of Stockholders on May 3, 2021 (the “Annual Meeting”). ISS and Glass Lewis are widely recognized as leading independent voting advisory firms. Their impartial analyses and reports are developed with the objective of delivering transparency to help investors make informed investment decisions. Notably, ISS stated in its report that support for Proposal 2 is warranted given that the proposed increase in the number of authorized shares is reasonable and that there is a specific and severe risk to stockholders if Proposal 2 is not approved. Glass Lewis also concluded in its report that the proposed increase in the number of authorized shares is reasonable, citing the relatively limited amount of shares currently available to the Company (only 7% of its issued share capital as of March 18, 2021, which is the record date for the Annual Meeting). As part of its methodology, Glass Lewis undertakes an analysis to ensure that the additional shares are truly needed. “The ISS and Glass Lewis recommendations are consistent with our view that an increase in the number of authorized shares is both needed and in the best interest of our stockholders,” said Dr. Thomas Cannell, president and chief executive officer of Sesen Bio. “We have not requested an increase since going public in 2014, and we believe the requested increase will allow us to execute on our strategy as we transition into a commercial, revenue generating company. We are committed to issue shares to support our strategic initiatives which we believe drive value for stockholders, such as the planned commercialization of Vicineum™ and advancing our promising pipeline.” Since the proposed increase to the number of authorized shares of common stock will not affect the number of shares outstanding, it will not by itself have a dilutive effect on the Company’s current stockholders. Sesen Bio believes this increase will be enough to achieve corporate profitability, and therefore the Company is hopeful this may be the last time it needs to request additional shares. Sesen Bio’s stockholders are encouraged to vote as ISS and Glass Lewis recommend by voting “FOR” the proposed increase in authorized shares. Voting will be open through the conclusion Exhibit 99.1 of the Annual Meeting on May 3, 2021 at 8:00 a.m. EDT. Stockholders with questions about how to vote may contact the Company’s proxy solicitor, Okapi Partners, at (888) 785-6709 or info@okapipartners.com. Stockholders who have already voted and want to change their vote can update their vote at any time – Sesen Bio will count your vote in accordance with the last instruction received prior to the closing of the polls. ISS and Glass Lewis are independent proxy advisory firms and do not have any business relationship with Sesen Bio. Sesen Bio did not engage or compensate either firm for their analysis or recommendations. Where to Find Additional Information On March 25, 2021, the Company filed a definitive proxy statement with the SEC in connection with the Annual Meeting (such proxy statement and any supplements or amendments thereto, “the Annual Meeting Proxy Materials”). The Annual Meeting Proxy Materials contain important information about the Annual Meeting. Stockholders are urged to read the Annual Meeting Proxy Materials carefully. Stockholders are able to obtain free copies of the Annual Meeting Proxy Materials and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and at https://ir.sesenbio.com/financial-information/sec- filings. The Company, its directors and executive officers may be deemed participants in the solicitation of proxies from stockholders in respect of the Annual Meeting. Detailed information regarding the identity of participants, and their respective interests in the Company by security holdings or otherwise, are set forth in the definitive proxy statement for the Annual Meeting. 1This amount is preliminary and is subject to change upon completion of the Company’s financial statements for the quarterly period ended March 31, 2021. About Vicineum™ Vicineum, a locally administered fusion protein, is Sesen Bio’s lead product candidate being developed for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC). Vicineum is comprised of a recombinant fusion protein that targets epithelial cell adhesion molecule (EpCAM) antigens on the surface of tumor cells to deliver a potent protein payload, Pseudomonas Exotoxin A. Vicineum is constructed with a stable, genetically engineered peptide tether to ensure the payload remains attached until it is internalized by the cancer cell, which is believed to decrease the risk of toxicity to healthy tissues, thereby improving its safety. In prior clinical trials conducted by Sesen Bio, EpCAM has been shown to be overexpressed in NMIBC cells with minimal to no EpCAM expression observed on normal bladder cells. Sesen Bio is currently in the follow-up stage of a Phase 3 registration trial in the US for the treatment of BCG-unresponsive NMIBC. In February 2021, the FDA accepted for filing the Company’s BLA for Vicineum for the treatment of BCG-unresponsive NMIBC and granted the application Priority Review with a PDUFA date of August 18, 2021. Additionally, Sesen Bio believes that cancer cell-killing properties of Vicineum promote an anti-tumor immune response that may potentially combine well with immuno-oncology drugs, such as checkpoint inhibitors. For this reason, the activity of Vicineum in BCG-unresponsive NMIBC is also being explored at the US National Cancer Institute in combination with AstraZeneca’s immune checkpoint inhibitor durvalumab.

About Sesen Bio Sesen Bio, Inc. is a late-stage clinical company advancing targeted fusion protein therapeutics for the treatment of patients with cancer. The Company’s lead program, Vicineum™, also known as VB4-845, is currently in the follow-up stage of a Phase 3 registration trial for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC). In February 2021, the FDA accepted for filing the Company’s BLA for Vicineum for the treatment of BCG-unresponsive NMIBC and granted the application Priority Review with a PDUFA date of August 18, 2021. Sesen Bio retains worldwide rights to Vicineum with the exception of Greater China and the Middle East and North Africa (MENA), for which the Company has partnered with Qilu Pharmaceutical and Hikma Pharmaceuticals, respectively, for commercialization. Vicineum is a locally administered targeted fusion protein composed of an anti-EpCAM antibody fragment tethered to a truncated form of Pseudomonas Exotoxin A for the treatment of BCG-unresponsive NMIBC. For more information, please visit the company’s website at www.sesenbio.com. COVID-19 Pandemic Potential Impact Sesen Bio continues to monitor the rapidly evolving environment regarding the potential impact of the COVID-19 pandemic on our Company. The Company has not yet experienced any disruptions to our operations as a result of COVID-19, however, we are not able to quantify or predict with certainty the overall scope of potential impacts to our business, including, but not limited to, our ability to raise capital and, if approved, commercialize Vicineum. Sesen Bio remains committed to the health and safety of patients, caregivers and employees. Cautionary Note on Forward-Looking Statements Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward- looking statements as a result of various important factors, including: the Company’s belief that the proposed increase in authorized shares, if approved, will allow the Company to execute on its strategies and drive stockholder value, the Company’s plans for issuing shares of common stock if the proposed increase is approved, the potential effects of the proposed increase in authorized shares, if approved, including, the potential dilutive effect of future issuances of the Company’s common stock on its current stockholders, the Company’s belief regarding its ability to achieve corporate profitability and any need to request additional shares in the future, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Contact: Erin Clark, Vice President, Corporate Strategy & Investor Relations ir@sesenbio.com